Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:  Jim Wise (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY

REPORTS SECOND QUARTER 2003 EARNINGS

Alton, IL, July 30, 2003 — Argosy Gaming Company (NYSE:AGY) today announced second quarter results for the period ended June 30, 2003.  Diluted earnings per share (“Diluted EPS”) were $0.24 on net income of $6.9 million, as compared to Diluted EPS of $0.38 on net income of $11.3 million for the second quarter of 2002.   Earnings in the second quarter of 2003 were impacted by a $5.9 million charge due to new legislation regarding the calculation of the 2002 increase in Indiana gaming tax rates and a $6.5 million writedown of barge platforms originally intended for use at the Company’s Joliet property.  The combination of these two items reduced Diluted EPS by $0.26 per share.  Also impacting the second quarter results were tax rate increases in Illinois and Indiana in 2002 and Illinois in 2003.

In June of 2002, the legislatures in Indiana and Illinois changed the gaming and admission tax rates for casino operators, effective July 1, 2002.  In states where Argosy is subject to graduated tax rates or city lease fees, the Company records these costs over the course of the year based upon management’s best estimate of the annualized effective rates for its properties.  Gaming and admission taxes are included in the operating expenses of each affected property.  The effect of the increased gaming tax rates in Illinois and Indiana during the first six months of 2002 was $17.0 million, and was expensed in the second quarter of 2002.  This increase brought the effective gaming and admission tax rate for the second quarter 2002 to approximately 34.9% of casino revenues.  In June of 2003, the Illinois legislature raised gaming and admission tax rates again.  In the second quarter of 2003, the Company recorded the impact for the first six months of the year, a total of $6.2 million, bringing the effective gaming and admission tax rate for the quarter to 37.9%, including the $5.9 million for Indiana taxes mentioned above.  The Company expects the effective gaming and admission tax rate for full year 2003 to be approximately 35.5%, as compared to 30.7% for full year 2002.

Net income for the six months ended June 30, 2003, was $21.6 million ($0.74 Diluted EPS) on net revenues of $484.7 million, compared to net income of $36.0 million ($1.22 Diluted EPS) on net revenues of $475.1 million for the same period in 2002.  The six-month results are impacted by the same items described above for the quarterly results. For the six month period ended June

30, 2003, the $5.9 million expense for the Indiana tax rate increase and the $6.5 million asset writedown reduced the Diluted EPS by $0.26 per share.

Net revenues for the second quarter of 2003 were $248.3 million, up 6.4% from second quarter 2002 net revenues of $233.4 million.  The Company’s Lawrenceburg property continued to benefit from the implementation of dockside operations last August and a refined marketing program, resulting in a 15.0% increase in net revenues versus the same quarter in 2002.  Net revenues for the Empress Casino Joliet were up 2.6% as a result of the opening of the property’s barge-based casino facility in mid-May.  Daily win per unit at the Empress Casino Joliet increased more than 30% between the last two weeks of April and the first two weeks of June. Net revenues for the Company’s other properties were essentially flat on a combined basis.

The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $45.5 million for the second quarter 2003, as compared to $54.3 million for the second quarter 2002.  The decrease is primarily related to year-over-year increases in gaming and admission tax rates, as well as the asset writedown.  The operating margin (EBITDA as a percent of net revenues) for the quarter was 18.3%, down from 23.3% for the same quarter last year.  In terms of property performance (i.e., excluding all gaming and admission taxes and the impact of the asset writedown in the quarter), the Company’s operating margin improved by approximately one percentage point.

“The operational results at our properties this quarter has been outstanding,” said Richard J. Glasier, President and Chief Executive Officer.  “Our continued focus on our strengths in the locals casino market is more important than ever in today’s environment, and I’m very pleased that this strategy has been so effective.  Unfortunately, our operating successes this quarter have been offset by the gaming tax situation in Illinois.”

Capital Structure

Capital spending during the quarter ending June 30, 2003, was approximately $35 million, and was primarily incurred to construct the Company’s expansion projects in Joliet and Riverside.  Construction on the Joliet barge was completed in mid-May, at a total cost of approximately $42 million.  The transition from the two existing boats to the new barge took place with virtually no disruption in operations.

“Our new casino in Joliet has achieved everything we had hoped for operationally,” said Glasier.  “The facility offers a much improved gaming experience for our guests, and the impact has been dramatic.  The property saw an immediate increase in both admissions and win per unit, as we regained share in the Chicago market.  Our success on this project makes us even more confident about our investment in Riverside.”

Construction at the Company’s Riverside expansion project, which includes construction of a new casino barge facility and a renovation of the pavilion, is proceeding on schedule and on budget.  When completed, the $105 million project will provide for a 50% increase in gaming capacity and increased parking facilities.  The Company recently completed a new buffet area in May, and expects to have the entire project completed near the end of the year.  The Company is currently the only casino operator in the Kansas City market that operates from a multi-level riverboat.

Argosy expects to spend approximately $80 million to $90 million in capital in the last half of the year, for a full year total of $150 million to $160 million, primarily on the Riverside project, as well as on continuing the transition to Ticket In/Ticket Out (“TITO”) slot machines at its properties.  The Company has an objective of operating exclusively with TITO machines by the end of 2004.

Due to the cash flow from the properties’ strong operating performance, the Company reported that debt was down from $893.1 million as of March 31, 2003, to $876.7 million as of June 30, 2003.  Of that amount,  $46.5 million was outstanding under the revolving portion of its senior secured credit facility, as compared to $61.7 million at March 31, 2003.

Illinois Update

In response to the enactment of legislation that substantially increased gaming and admission taxes at casinos in Illinois, the Company has developed a strategy to minimize the impact of the tax increase to shareholders.  As a result, the Company anticipates taking several operational actions at the Company’s Alton and Joliet properties.  These actions could include reducing and refocusing the amount spent on marketing, adjusting hours of restaurant operations and pricing for the properties’ food and beverage operations, implementing admission fees at the Joliet property, reducing the number of participation games and table games while increasing the number of slot machines and reducing the hours of casino operations to benefit from a corresponding decline in operational costs. Through these actions, the Company hopes to partially offset the impact of the increased tax burden.  The ability to achieve this objective will be highly dependent on the competitive environment and customer response.

Argosy will host a conference call for interested parties on July 30, 2003, at 10:30 a.m. EST to review its second quarter financial results.    For those interested in participating in the call, please dial (706) 634-1306 and reference conference ID #1713239 ten to fifteen minutes prior to the call start time.  A telephonic replay of the conference call will be made available through August 12, 2003 and can be accessed by dialing (706) 645-9291.    The call will also be broadcast live via the Internet  and may be accessed through our web site at www.argosycasinos.com or through www.prnewswire.com.  A simulcast of the web cast will be made available through August 12, 2003 and can be accessed through our web site: www.argosycasinos.com.

Argosy Gaming Company is a leading owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,” “foresees,” or other words or phrases of similar import.  Similarly, such statements herein that describe the

Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to, competitive and general economic conditions in the markets in which the Company operates, construction delays related to the Company’s expansion projects, the approval of cashless slots by the gaming boards and commissions that regulate the Company, the ability to effectively implement operational changes at the Company’s Illinois properties, the effect of future legislation or regulatory changes on the Company’s operations, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

-Tables Follow-

ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$252,153	$235,198	$493,010	$477,288
Admissions	3,162	2,622	6,167	5,414
Food, beverage and other	24,993	24,161	49,753	48,893
	280,308	261,981	548,930	531,595
Less promotional allowances	(31,963)	(28,616)	(64,253)	(56,519)
Net revenues	248,345	233,365	484,677	475,076

Costs and expenses:
Gaming and admission taxes	95,466	82,135	175,323	150,024
Casino	33,228	35,425	67,374	72,064
Selling, general and administrative	39,481	32,704	75,270	66,023
Food, beverage and other	17,761	18,319	35,559	37,056
Other operating expenses	10,379	10,462	20,885	20,956
Depreciation and amortization	12,839	11,290	25,522	22,904
Write down of assets	6,500	—	6,500	—
	215,654	190,335	406,433	369,027
Income from operations	32,691	43,030	78,244	106,049

Other income (expense):
Interest income	35	52	86	102
Interest expense	(18,989)	(20,501)	(37,936)	(41,347)
	(18,954)	(20,449)	(37,850)	(41,245)

Income before income taxes	13,737	22,581	40,394	64,804

Income tax expense	(6,788)	(11,315)	(18,784)	(28,838)

Net income	$6,949	$11,266	$21,610	$35,966

Basic income per share	$0.24	$0.39	$0.75	$1.25

Diluted income per share	$0.24	$0.38	$0.74	$1.22

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

CASINO AND NET REVENUES

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$29,199	$30,237	$58,586	$61,307
Argosy Casino - Riverside	23,658	24,833	48,116	50,631
Argosy Casino - Baton Rouge	20,430	19,472	40,489	39,636
Belle of Sioux City Casino	10,780	9,498	21,169	19,276
Argosy Casino - Lawrenceburg	103,136	88,940	200,197	181,982
Empress Casino Joliet	64,950	62,218	124,453	124,456
Total	$252,153	$235,198	$493,010	$477,288

Net Revenues
Alton Belle Casino	$27,910	$29,128	$56,135	$59,134
Argosy Casino - Riverside	22,650	23,853	46,014	48,639
Argosy Casino - Baton Rouge (1)	20,967	20,064	41,802	40,677
Belle of Sioux City Casino	10,475	9,152	20,575	18,788
Argosy Casino - Lawrenceburg	104,085	90,498	202,423	185,593
Empress Casino Joliet	62,258	60,670	117,728	122,245
Total	$248,345	$233,365	$484,677	$475,076

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Income (loss) from Operations
Alton Belle Casino	$2,619	$7,231	$9,333	$15,720
Argosy Casino - Riverside	3,408	4,958	7,402	10,907
Argosy Casino - Baton Rouge (1)	1,200	1,896	2,989	4,512
Belle of Sioux City Casino	1,831	1,645	3,590	3,565
Argosy Casino - Lawrenceburg	24,365	20,246	50,431	52,855
Empress Casino Joliet (2)	5,510	11,492	16,218	28,569
Corporate	(6,242)	(4,438)	(11,719)	(10,079)
Total	$32,691	$43,030	$78,244	$106,049

Depreciation and Amortization Expense
Alton Belle Casino	$1,640	$1,641	$3,411	$3,247
Argosy Casino - Riverside	1,373	1,046	2,818	2,129
Argosy Casino - Baton Rouge (1)	2,170	1,973	4,232	3,947
Belle of Sioux City Casino	1,141	776	2,187	1,565
Argosy Casino - Lawrenceburg	3,257	3,206	6,494	6,744
Empress Casino Joliet	2,723	2,421	5,333	4,822
Corporate	535	227	1,047	450
Total	$12,839	$11,290	$25,522	$22,904

EBITDA(3)
Alton Belle Casino	$4,259	$8,872	$12,744	$18,967
Argosy Casino - Riverside	4,781	6,004	10,220	13,036
Argosy Casino - Baton Rouge (1)	3,370	3,869	7,221	8,459
Belle of Sioux City Casino	2,972	2,421	5,777	5,130
Argosy Casino - Lawrenceburg	27,622	23,452	56,925	59,599
Empress Casino Joliet (2)	8,233	13,913	21,551	33,391
Corporate	(5,707)	(4,211)	(10,672)	(9,629)
Total	$45,530	$54,320	$103,766	$128,953

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(1)     Baton Rouge includes our Centroplex Centre Hotel and Jazz Enterprises, Inc., a wholly owned subsidiary that owns and operates the Catfish Town real estate development adjacent to our Baton Rouge casino in addition to the casino operations.

(2)     Joliet includes a $6.5 million write down of assets related to the original planned expansion.

(3)     “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA should not be construed as an alternative to financial measures determined in accordance with generally accepted accounting principles, such as income from operations, net income or cash flows generated by operating, investing and financing activities. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization.  EBITDA may not be comparable to similarly titled measures reported by other companies.  We have other significant uses of cash flows, including debt service and capital expenditures, which are not reflected in EBITDA.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	June 30, 2003	December 31, 2002
	(unaudited)
Current assets:
Cash and cash equivalents	$63,441	$59,720
Accounts receivable, net	3,318	3,833
Income taxes receivable	331	7,944
Deferred income taxes	7,324	7,324
Other current assets	6,049	5,433
Total current assets	80,463	84,254

Net property and equipment	497,023	455,894

Other assets:
Deferred finance costs, net	18,988	20,143
Goodwill, net	727,470	727,470
Intangible assets, net	27,270	28,451
Other, net	2,386	2,353
Total other assets	776,114	778,417
Total assets	$1,353,600	$1,318,565

Current liabilities:
Accounts payable	$22,861	$17,459
Accrued payroll and related expenses	22,734	24,279
Accrued gaming and admission taxes	46,740	36,996
Other accrued liabilities	36,385	32,299
Accrued interest	9,234	9,427
Current maturities of long-term debt	4,557	4,469
Total current liabilities	142,511	124,929

Long-term debt	872,185	886,315
Deferred income taxes	62,659	55,073
Other long-term obligations	6,046	6,248

Stockholders' equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,202,022 and 28,946,229 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	292	289
Capital in excess of par	91,062	88,686
Accumulated other comprehensive (loss)	(3,373)	(3,583)
Retained earnings	182,218	160,608
Total stockholders' equity	270,199	246,000
Total liabilities and stockholders' equity	$1,353,600	$1,318,565